CALTON, INC.
                                   FORM 10-K
                    FOR FISCAL YEAR ENDED NOVEMBER 30, 1997

                                  EXHIBIT 21
                         SUBSIDIARIES OF CALTON, INC.



Calton Homes, Inc.                        Calton Tamarack Corp. (3)
Calton Homes of Florida, Inc. (1)         Calton Lindenwood Corp. (3)
Calton Homes of Pennsylvania, Inc. (2)    Calton Homes Finance, Inc.
Calton Homes of Pennsylvania at           Calton Homes Finance II, Inc.
 Pennway, Inc. (2)                        Calton Capital, Inc.
Calton Homes of California, Inc. (3)      Calton General, Inc.
Calton California Equity Corp. (3)        Calton Homes of Chicago, Inc. (4)
Calton Manzanita Corp. (3)                Haddon Group of Virginia, Inc.

All subsidiaries are incorporated or organized under the laws of the State of New Jersey, except those marked with a (1), (2), (3) and (4), which are incorporated under the laws of Florida, Pennsylvania, California and Illinois, respectively.